Exhibit 10.17

FIRST AMENDMENT TO THE
HUB GROUP, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

        WHEREAS, Hub Group, Inc. (the “Corporation”) has adopted the Hub Group, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”), which has been established effective as of January 1, 2005 by the adoption of The CORPORATEplan for RetirementSM EXECUTIVE PLAN by executing an Adoption Agreement on November 23, 2004; and

        WHEREAS, Section 9.01 of The CORPORATEplan for RetirementSM EXECUTIVE PLAN provides for the amendment of the Plan by the Employer, and

        WHEREAS, the Employer wants to clarify the definition of compensation that will be used for purposes of the Plan and to allow members of the Corporation’s Board of Directors to participate in the Plan with respect to certain compensation earned by the directors from the Corporation,

        NOW THEREFORE, the Plan and Adoption Agreement are hereby amended in the following particulars, all effective as of January 1, 2005:

        1.     Section 2.01(a)(8) of the Plan is hereby amended in its entirety and replaced by the following:

             “(8)        ‘Compensation’ means, for purposes of Article 4 (Contributions), base salary and bonus.

        In the case of any Self-Employed Individual or Owner-Employee, Compensation means the Self-Employed Individual’s Earned Income.

        Notwithstanding the foregoing, (I) in the case of a Director who is not an employee of the Employer, ‘Compensation’ means retainer fees, meeting fees and committee fees payable to such director for services rendered as a member of the board of directors of the Employer, and (II) for purposes of 4.02 (Matching Contributions) and 4.03 (Employer Contributions), ‘Compensation’ with respect to an employee shall mean base salary, exclusive of any bonus.

        (8A)         ‘Director’ means a person who is a member of the board of directors of the Employer and who is not an employee of the Employer. As applied to a Director, references in the Plan to employment (including termination or resumption thereof), service, or compensation or salary as an employee shall be interpreted to mean service (including termination or resumption thereof) or compensation as a director, as applicable.”

        2.     Section 2.01(a)(10) of the Plan is hereby amended in its entirety and replaced by the following:

             “(10)        ‘Employee’ means an employee of the Employer, Self-Employed Individual, Owner Employee or Director.”

        3.     Section 1.06(b)(1)(A) of the Adoption Agreement is hereby amended in its entirety and replaced by the following:

             “(A)        Termination of employment with the Employer (See Plan Section 7.03); provided, however, that distribution will begin no earlier than the first day of the seventh calendar month following the Participant’s separation from service (regardless of whether the Participant is a Key Employee).”

        4.     Section 1.06(b)(2) of the Adoption Agreement is hereby amended in its entirety and replaced by the following:

             “(2)        Distribution of Matching Employer Contributions shall begin no earlier than the first day of the seventh calendar month following the Participant’s separation from service (regardless of whether the Participant is a Key Employee).”

        IN WITNESS WHEREOF, Hub Group, Inc. has caused this amendment to be executed this 23rd day of November 2004, by its duly authorized officer.

Hub Group, Inc.

By:

Title: